UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2018

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd, Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements with Executive Officers

On March 19, 2018, we entered into an amendment to the employment agreement dated August 21, 2014 that we entered into with our chief executive officer, Mr. Ram Krishnan, and we entered into an employment agreement with our chief financial officer, Mr. Allen Wolff. Mr. Wolff did not previously have a written employment agreement with us. The following is a summary of the material terms of Mr. Krishnan’s employment agreement, as amended, and of Mr. Wolff’s employment agreement.

Base Salary. Messrs. Krishnan’s and Wolff’s base salary will be $350,000 and $265,000, respectively, for 2018, 2019, and 2020, the same amounts as in 2017.

Incentive Bonus. Each of Messrs. Krishan and Mr. Wolff will be eligible to receive an annual incentive bonus in an amount to be determined by our board of directors (or its nominating and corporate governance/compensation committee) in its sole discretion, based on the achievement of performance objectives established by our board of directors (or its nominating and corporate governance/compensation committee). Mr. Krishnan’s existing employment agreement provided the same. Messrs. Krishnan’s and Wolff’s target potential incentive bonus amount for 2018, 2019 and 2020 will be 75% and 50% of their respective base salary, respectively, the same target amounts as in 2017. Their performance objectives are anticipated to fall into three categories: strategic, financial and operational. The incentive bonus will not be deemed earned and will not be paid unless the executive is employed by us on the applicable payment date. In lieu of the foregoing bonus arrangement, if our chief executive officer and chief financial officer and our nominating and corporate governance/compensation committee agree, our management team, including these executives, will instead be eligible to receive a spot bonus in an amount to be determined by our board of directors (or its nominating and corporate governance/compensation committee) in its sole discretion, which will be the case for 2018.

Equity Grants. On March 19, 2018, Messrs. Krishnan and Wolff were each granted a stock unit award of 25,000 and 15,000 shares of our common stock, respectively. The awards were made under, and are subject to, our Amended 2010 Performance Incentive Plan, and will vest as to 16.67% of the shares subject to the award on the 6 month anniversary of the grant date and the remaining 83.33% of the shares will vest in 30 substantially equal monthly installments beginning on the 7-month anniversary of the grant date, in each case, subject to the executive’s continued service to us as of the applicable vesting date.

In the event of a change in control and if the executive is employed by us through the effective date of the change in control, then 100% of the then unvested portion of the stock unit award described above and 100% of stock options we granted to him prior to March 19, 2018 and that are then outstanding will vest as of immediately before such effective date.

Severance. If the executive’s employment with us is terminated by us without cause or by the executive for good reason, in addition to accrued and unpaid base salary, subject to the executive delivering to us a general release of claims in our favor, we will pay him as severance an amount equal to nine months, with respect to Mr. Krishnan, and six months, with respect to Mr. Wolff, of his base salary rate in effect on the date his employment terminates, payable in substantially equal installments on a bi-weekly basis over nine or six months, as applicable, and provided that he timely elects continued insurance coverage pursuant to COBRA, we will reimburse him for a period of nine months, with respect to Mr. Krishnan, and six months, with respect to Mr. Wolff, an amount equal to the difference between the amount of the COBRA premiums he actually paid each such month and the amount of the most recent premium he paid immediately prior to the date his employment terminates for company-offered health insurance benefits. Mr. Krishnan’s existing employment agreement had the same severance arrangement, except the severance pay was six months of base salary and the reimbursement benefit was for six-months.

Under the amendment to his employment agreement, the provision in Mr. Krishnan’s existing employment agreement that required us to pay him, in addition to other severance benefits, the portion of his incentive bonus that was earned and unpaid in the event his employment with us was terminated by us without cause or by him for good reason, in each case, within six months prior to or within six months following the effective date of a change in control, was deleted.

The foregoing summary of the terms of the amendment to Mr. Krishnan’s employment agreement, of Mr. Wolff’s employment agreement, and of their stock units agreements do not purport to be complete and are qualified in their entirety by reference to copies thereof, which will be filed with our periodic report for the quarter ended March 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

BY:	/s/ Allen Wolff
Allen Wolff
Chief Financial Officer

Date: March 22, 2018